EXHIBIT 99.1

Integer Holdings Corporation Reports Second Quarter 2019 Results

~ Strong Profit Growth ~
~ Increased Full Year Profit Guidance ~

PLANO, Texas, Aug. 01, 2019 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three and six months ended June 28, 2019.

Second Quarter 2019 Highlights (compared to Second Quarter 2018)

  GAAP and Non-GAAP sales from continuing operations were $314 million, flat with prior year.
  GAAP income from continuing operations increased $5 million to $28 million, an increase of 22%.  Non-GAAP adjusted income from continuing operations increased $6 million to $41 million, an increase of 17%.
  Adjusted EBITDA from continuing operations increased $4 million to $75 million, an increase of 6%.
  GAAP diluted EPS from continuing operations increased $0.15 per share to $0.85 per share, an increase of 21%.  Non-GAAP adjusted diluted EPS from continuing operations increased $0.17 per share to $1.23 per share, an increase of 16%.
  Paid down $50 million of debt, reducing total outstanding debt to $863 million, achieving a leverage ratio of 3.1x adjusted EBITDA.

Revised 2019 Full Year Financial Guidance

  Increased adjusted EBITDA guidance to a range of $277 million to $285 million.
  Increased GAAP diluted EPS guidance to a range of $2.89 to $3.09. Increased non-GAAP adjusted diluted EPS guidance to a range of $4.25 to $4.45.

“Integer delivered strong profit growth in the second quarter, on flat revenue which was in line with our expectations,” said Joseph Dziedzic, Integer’s president and chief executive officer. “Strong cash flow generation enabled continued debt leverage reduction to 3.1 times adjusted EBITDA.  We continue to execute our operational strategy and have increased our full year profit outlook,” Mr. Dziedzic continued.

Discussion of Product Line Second Quarter 2019 Sales (compared to Second Quarter 2018)

  Cardio & Vascular sales increased 1% with strong peripheral vascular and structural heart growth, offset by the expected impact of an electrophysiology program maturing life cycle and a supplier quality related delay.
  Cardiac & Neuromodulation sales decreased 1% due to difficult prior year comparables and lower growth in Neuromodulation.
  Advanced Surgical, Orthopedics & Portable Medical includes sales to the acquirer of our AS&O product line, Viant, under supply agreements entered into as part of the divestiture. GAAP sales declined 6%, and non-GAAP sales declined 2% as portable medical growth is offset by a decline in advanced surgical and orthopedics products.
  Electrochem sales increased 11% due to energy market demand and increased customer market penetration.

2019 Outlook(a)
(dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)
Continuing Operations:	As Reported	Growth	Adjusted	Growth
Sales	$1,265 to $1,280	4% to 5%	$1,265 to $1,280	4% to 6%
Income	$95 to $102	102% to 117%	$140 to $147	13% to 18%
EBITDA	N/A	N/A	$277 to $285	7% to 10%
Earnings per Diluted Share	$2.89 to $3.09	101% to 115%	$4.25 to $4.45	12% to 17%

(a) Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted Sales, Adjusted Income, Adjusted EBITDA, and Adjusted Earnings per Diluted Share (“EPS”), all from continuing operations, included in our “2019 Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b) Adjusted Income and diluted EPS, both from continuing operations, for 2019 are expected to consist of GAAP income from continuing operations and diluted EPS from continuing operations, excluding items such as intangible amortization, IP-related litigation costs, consolidation and realignment costs, asset dispositions, severance and loss on extinguishment of debt totaling approximately $57 million, pre-tax. The after-tax impact of these items is estimated to be approximately $45 million, or approximately $1.36 per diluted share.
Adjusted EBITDA from continuing operations is expected to consist of Adjusted income from continuing operations, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $138 million.

Summary of Financial and Product Line Results from Continuing Operations

(dollars in thousands, except per share data)	Three Months Ended
GAAP	June 28, 2019	June 29, 2018	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$150,397	$148,766	1.1%	1.6%
Cardiac & Neuromodulation	114,488	115,941	(1.3)%	(1.3)%
Advanced Surgical, Orthopedics & Portable Medical	32,646	34,751	(6.1)%	(2.3)%
Total Medical Sales	297,531	299,458	(0.6)%	—%
Non-Medical Sales	16,663	15,006	11.0%	11.0%
Total Sales	$314,194	$314,464	(0.1)%	0.6%

Income from continuing operations	$28,222	$23,056	22.4%
Diluted EPS from continuing operations	$0.85	$0.70	21.4%

	Six Months Ended
GAAP	June 28, 2019	June 29, 2018	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$302,971	$285,629	6.1%	6.6%
Cardiac & Neuromodulation	231,399	224,851	2.9%	2.9%
Advanced Surgical, Orthopedics & Portable Medical	64,234	68,692	(6.5)%	(3.6)%
Total Medical Sales	598,604	579,172	3.4%	4.0%
Non-Medical Sales	30,266	27,718	9.2%	9.2%
Total Sales	$628,870	$606,890	3.6%	4.2%

Income from continuing operations	$49,588	$36,140	37.2%
Diluted EPS from continuing operations	$1.50	$1.11	35.1%

(a) Organic Growth for sales is a Non-GAAP measure, which excludes foreign currency exchange impact reported in other income, net and is primarily non-cash and includes the impact of the long-term supply agreements (“LSAs”) entered into between the Company and Viant as of the closing of the divestiture of the AS&O product line. These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers. Refer to Table C at the end of this release for a reconciliation of these amounts.

	Three Months Ended
Non-GAAP(a)	June 28, 2019	June 29, 2018	Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$75,393	$71,354	5.7%	8.6%
Adjusted income from continuing operations	$40,632	$34,744	16.9%	22.4%
Adjusted diluted EPS from continuing operations	$1.23	$1.06	16.0%	21.8%

	Six Months Ended
Non-GAAP(a)	June 28, 2019	June 29, 2018	YTD Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$141,053	$125,301	12.6%	13.3%
Adjusted income from continuing operations	$73,472	$55,163	33.2%	34.6%
Adjusted diluted EPS from continuing operations	$2.23	$1.69	32.0%	32.7%

(a) Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

(b) Organic Growth for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations, and Adjusted diluted EPS from continuing operations are Non-GAAP measures, which exclude the foreign currency exchange impact reported in other income, net and is primarily non-cash.  Refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information
The Company will host a conference call on Thursday, August 1, 2019, at 9:00 a.m. ET / 8:00 a.m. CT to discuss these results.  The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (833) 236-5762 (U.S.) or (647) 689-4190 (outside U.S.) and the conference ID is 8118977. The call will be archived on the Company’s website.  An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

About Integer™
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.

Contact Information
Tony Borowicz
SVP, Strategy, Business Development & Investor Relations
716.759.5809
tony.borowicz@integer.net

Notes Regarding Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted sales, adjusted income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations.  Adjusted income and adjusted earnings per diluted share from continuing operations consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain legal expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain (loss) on equity investments, (ix) extinguishment of debt charges, (x) the net impact of the LSAs entered into as of the closing of the divestiture of the AS&O product line, (xi) the income tax (benefit) related to these adjustments and (xii) certain tax items that are outside the normal provision for the period.  Adjusted earnings per diluted share from continuing operations are calculated by dividing adjusted income from continuing operations by diluted weighted average shares outstanding.  EBITDA from continuing operations is calculated by adding back interest expense, GAAP provision (benefit) for income taxes, depreciation and amortization expense, to income from continuing operations, which is the most directly comparable GAAP measure.  Adjusted EBITDA from continuing operations consists of EBITDA from continuing operations plus GAAP stock-based compensation and the same adjustments as listed above except for items (ii), (ix), (xi) and (xii).

Adjusted EBITDA margin is adjusted EBITDA as a percentage of adjusted sales, all from continuing operations.  To calculate organic sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous period’s foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively.  Adjusted sales from continuing operations consist of GAAP sales adjusted for item (x) above.  Organic growth rates for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations and Adjusted Diluted EPS from continuing operations exclude the impact of foreign currency exchange gains and losses included in other (income) loss, net. We believe that the presentation of adjusted sales, adjusted income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses, and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets;
  our ability to remain in compliance with our debt covenants; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our indebtedness, our inability to pay principal and interest on this outstanding indebtedness or to remain in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including foreign currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; enactment related and ongoing impacts related to the Tax Reform Act, including the GILTI tax; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC.  Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
Sales	$314,194	$314,464	$628,870	$606,890
Cost of sales	217,210	215,699	443,276	424,593
Gross profit	96,984	98,765	185,594	182,297
Operating expenses:
Selling, general and administrative expenses (SG&A)	33,143	36,780	68,099	73,209
Research, development and engineering costs (RD&E)	11,396	12,935	22,991	26,211
Other operating expenses (OOE)	3,108	4,692	5,998	8,476
Total operating expenses	47,647	54,407	97,088	107,896
Operating income	49,337	44,358	88,506	74,401
Interest expense	13,612	15,234	27,442	30,829
(Gain) loss on equity investments, net	1,611	(284)	1,652	(5,254)
Other income, net	(718)	(2,387)	(552)	(1,427)
Income from continuing operations before taxes	34,832	31,795	59,964	50,253
Provision for income taxes	6,610	8,739	10,376	14,113
Income from continuing operations	$28,222	$23,056	$49,588	$36,140

Discontinued operations:
Income (loss) from discontinued operations before taxes	4,930	(1,374)	5,316	(7,623)
Provision for income taxes	95	1,660	178	377
Income (loss) from discontinued operations	$4,835	$(3,034)	$5,138	$(8,000)

Net income	$33,057	$20,022	$54,726	$28,140

Basic earnings (loss) per share:
Income from continuing operations	$0.87	$0.72	$1.52	$1.13
Income (loss) from discontinued operations	$0.15	$(0.09)	$0.16	$(0.25)
Basic earnings per share	$1.01	$0.62	$1.68	$0.88

Diluted earnings (loss) per share:
Income from continuing operations	$0.85	$0.70	$1.50	$1.11
Income (loss) from discontinued operations	$0.15	$(0.09)	$0.16	$(0.25)
Diluted earnings per share	$1.00	$0.61	$1.66	$0.86

Weighted average shares outstanding:
Basic	32,621	32,038	32,579	31,970
Diluted	33,009	32,720	32,995	32,572

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	June 28, 2019	December 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$15,922	$25,569
Accounts receivable, net	217,732	185,501
Inventories	187,154	190,076
Prepaid expenses and other current assets	24,978	15,104
Total current assets	445,786	416,250
Property, plant and equipment, net	229,209	231,269
Goodwill	831,368	832,338
Other intangible assets, net	791,472	812,338
Deferred income taxes	4,099	3,937
Operating lease assets	44,793	—
Other long-term assets	26,926	30,549
Total assets	$2,373,653	$2,326,681
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$37,500	$37,500
Accounts payable	73,120	57,187
Income taxes payable	12,034	9,393
Accrued expenses and other current liabilities	61,288	60,490
Total current liabilities	183,942	164,570
Long-term debt	825,438	888,007
Deferred income taxes	201,350	203,910
Operating lease liabilities	39,788	—
Other long-term liabilities	11,440	9,701
Total liabilities	1,261,958	1,266,188
Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	697,648	691,083
Treasury stock	(10,565)	(8,125)
Retained earnings	398,648	344,498
Accumulated other comprehensive income	25,931	33,004
Total stockholders’ equity	1,111,695	1,060,493
Total liabilities and stockholders’ equity	$2,373,653	$2,326,681

Condensed Consolidated Statements of Cash Flows - Unaudited (a)
(in thousands)

	Six Months Ended
	June 28, 2019	June 29, 2018
Cash flows from operating activities:
Net income	$54,726	$28,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,535	48,591
Debt related charges included in interest expense	3,676	5,083
Stock-based compensation	5,433	6,107
Non-cash (gain) loss on equity investments	1,652	(763)
Other non-cash gains	(311)	(2,307)
Deferred income taxes	(1,126)	8,894
Gain on sale of discontinued operations	(4,974)	—
Changes in operating assets and liabilities:
Accounts receivable	(30,545)	(11,306)
Inventories	2,846	(20,948)
Prepaid expenses and other assets	(12,942)	3,306
Accounts payable	16,289	8,898
Accrued expenses and other liabilities	(8,593)	(3,929)
Income taxes payable	2,884	(2,547)
Net cash provided by operating activities	67,550	67,219
Cash flows from investing activities:
Acquisition of property, plant and equipment	(15,506)	(19,224)
Proceeds from sale of property, plant and equipment	5	960
Purchase of equity investments	(327)	(831)
Proceeds from sale of discontinued operations	4,734	—
Net cash used in investing activities	(11,094)	(19,095)
Cash flows from financing activities:
Principal payments of long-term debt	(80,750)	(75,062)
Proceeds from issuance of long-term debt	15,000	—
Proceeds from the exercise of stock options	1,600	3,625
Payment of debt issuance and redemption costs	—	(688)
Tax withholdings related to net share settlements of restricted stock unit awards	(2,123)	(2,206)
Other financing activities	—	(192)
Net cash used in financing activities	(66,273)	(74,523)
Effect of foreign currency exchange rates on cash and cash equivalents	170	2,363
Net decrease in cash and cash equivalents	(9,647)	(24,036)
Cash and cash equivalents, beginning of period	25,569	44,096
Cash and cash equivalents, end of period	$15,922	$20,060

(a)  Condensed Consolidated Statements of Cash Flows - Unaudited includes cash flows related to discontinued operations.

Reconciliations of Non-GAAP Measures from Continuing Operations

Table A: Income (Loss) from Continuing Operations and Diluted EPS Reconciliations
(in thousands except per share amounts)

	Three Months Ended
	June 28, 2019			June 29, 2018
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
As reported income from continuing operations (GAAP)	$34,832	$28,222	$0.85	$31,795	$23,056	$0.70
Adjustments:
Amortization of intangibles(a)	9,831	7,778	0.24	10,519	8,296	0.25
Certain legal expenses (SG&A)(a)(b)	680	537	0.02	476	376	0.01
Strategic reorganization and alignment (OOE)(a)(c)	1,656	1,287	0.04	3,727	2,950	0.09
Manufacturing alignment to support growth (OOE)(a)(d)	561	393	0.01	1,103	815	0.02
Consolidation and optimization expenses (OOE)(a)(e)	—	—	—	(14)	(10)	—
Asset dispositions, severance and other (OOE)(a)(f)	891	699	0.02	(124)	(106)	—
(Gain) loss on equity investments, net(a)	1,611	1,273	0.04	(284)	(225)	(0.01)
Loss on extinguishment of debt(a)(g)	562	443	0.01	417	329	0.01
LSA adjustments(a)(h)	—	—	—	(3,283)	(2,594)	(0.08)
Tax adjustments(i)	—	—	—	—	1,857	0.06
Adjusted income from continuing operations (Non-GAAP)	$50,624	$40,632	$1.23	$44,332	$34,744	$1.06

Diluted weighted average shares for adjusted EPS		33,009			32,720

	Six Months Ended
	June 28, 2019			June 29, 2018
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
As reported income from continuing operations (GAAP)	$59,964	$49,588	$1.50	$50,253	$36,140	$1.11
Adjustments:
Amortization of intangibles(a)	19,685	15,574	0.47	21,172	16,693	0.51
Certain legal expenses (SG&A)(a)(b)	2,076	1,640	0.05	797	630	0.02
Strategic reorganization and alignment (OOE)(a)(c)	3,390	2,637	0.08	5,781	4,577	0.14
Manufacturing alignment to support growth (OOE)(a)(d)	1,146	807	0.02	1,616	1,184	0.04
Consolidation and optimization expenses (OOE)(a)(e)	—	—	—	561	445	0.01
Asset dispositions, severance and other (OOE)(a)(f)	1,462	1,152	0.03	518	364	0.01
(Gain) loss on equity investments, net(a)	1,652	1,305	0.04	(5,254)	(4,151)	(0.13)
Loss on extinguishment of debt(a)(g)	974	769	0.02	1,474	1,164	0.04
LSA adjustments(a)(h)	—	—	—	(6,119)	(4,834)	(0.15)
Tax adjustments(i)	—	—	—	—	2,951	0.09
Adjusted income from continuing operations (Non-GAAP)	$90,349	$73,472	$2.23	$70,799	$55,163	$1.69

Diluted weighted average shares for adjusted EPS		32,995			32,572

(a) The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment.  Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates in Mexico, Netherlands, Uruguay, Ireland and Switzerland, as adjusted for the existence of net operating losses (“NOLs”).  Amortization of intangibles and other operating expense for 2018 have also been adjusted to reflect the estimated impact relating to our disallowed deduction of the GILTI tax, as described in footnote (i) below.  Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b) In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property.  Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and again in the third quarter of 2017 that resulted in a jury awarding damages in the amount of $37.5 million.  In March 2018, the court vacated that damage award and ordered a new trial on damages.  In the January 2019 retrial on damages, the jury awarded damages in the amount of $22.2 million.  On July 31, 2019, the U. S. District Court for the District of Delaware entered an order in the AVX litigation denying AVX’s post-trial motion to overturn the jury verdict in our favor.  This proceeding is subject to post-trial proceedings.  To date, no gains have been recognized in connection with this litigation.  The second quarter 2019 also includes costs associated with responding to a subpoena in connection with a legal matter to which we are a non-party witness.

(c) Amounts include expenses related to implementing our strategy that is designed to better align our resources in order to invest to grow, protect, preserve and to enhance the profitability of our portfolio of products, including focusing our investment in RD&E and manufacturing, improving our business processes and redirecting investments away from projects where the market does not justify the investment.  During 2019 and 2018, we incurred charges related to this strategy, which primarily consisted of severance costs and fees for professional services.

(d) Includes expenses related to several initiatives designed to reduce costs, improve operating efficiencies and increase manufacturing capacity to accommodate growth.  The plan involves the relocation of certain manufacturing operations and expansion of certain of our facilities.

(e) During 2018, we incurred costs primarily related to the closure of our Clarence, NY facility.

(f) Amounts include expenses related to other initiatives not described above, which relate primarily to integration and operational initiatives to reduce costs and improve operational efficiencies.

(g) Represents debt extinguishment charges in connection with pre-payments made on our Term Loan B Facility, which are included in interest expense.

(h) Reflects the net impact of the LSAs entered into as of the closing of the divestiture of the AS&O product line.  These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers.

(i) The tax adjustment for 2018 represents the estimated impact relating to our disallowed deduction of the GILTI tax, as mandated by the Tax Reform Act.  This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. NOLs during 2018.  This adjustment makes our Adjusted Diluted EPS from continuing operations more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

Table B: EBITDA and Sales Reconciliations
(in thousands)

	Three Months Ended		Six Months Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
Income from continuing operations (GAAP)	$28,222	$23,056	$49,588	$36,140

Interest expense	13,612	15,234	27,442	30,829
Provision for income taxes	6,610	8,739	10,376	14,113
Depreciation	9,046	10,006	18,850	19,969
Amortization of intangibles (excluding OOE)	9,831	10,519	19,685	21,172
EBITDA from continuing operations (Non-GAAP)	67,321	67,554	125,941	122,223
Certain legal expenses	680	476	2,076	797
Stock-based compensation (excluding OOE)	2,673	2,199	5,386	5,178
Strategic reorganization and alignment	1,656	3,727	3,390	5,781
Manufacturing alignment to support growth	561	1,103	1,146	1,616
Consolidation and optimization expenses	—	(14)	—	561
Asset dispositions, severance and other	891	(124)	1,462	518
(Gain) loss on equity investments, net	1,611	(284)	1,652	(5,254)
LSA adjustments	—	(3,283)	—	(6,119)
Adjusted EBITDA from continuing operations (Non-GAAP)	$75,393	$71,354	$141,053	$125,301

Total Sales (GAAP)	$314,194	$314,464	$628,870	$606,890
LSA adjustments	—	(1,308)	—	(2,003)
Adjusted sales from continuing operations (Non-GAAP)	$314,194	$313,156	$628,870	$604,887

Adjusted EBITDA margin	24%	23%	22%	21%

Table C: Organic Sales from Continuing Operations Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of LSAs(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (2Q 2019 vs. 2Q 2018)
Medical Sales
Cardio & Vascular	1.1%	—%	0.5%	1.6%
Cardiac & Neuromodulation	(1.3)%	—	—	(1.3)%
Advanced Surgical, Orthopedics & Portable Medical	(6.1)%	3.7%	0.1%	(2.3)%
Total Medical Sales	(0.6)%	0.4%	0.2%	—%
Non-Medical Sales	11.0%	—	—	11.0%
Total Sales	(0.1)%	0.4%	0.3%	0.6%

YTD Change (6M 2019 vs. 6M 2018)
Medical Sales
Cardio & Vascular	6.1%	—%	0.5%	6.6%
Cardiac & Neuromodulation	2.9%	—	—	2.9%
Advanced Surgical, Orthopedics & Portable Medical	(6.5)%	2.8%	0.1%	(3.6)%
Total Medical Sales	3.4%	0.3%	0.3%	4.0%
Non-Medical Sales	9.2%	—	—	9.2%
Total Sales	3.6%	0.4%	0.2%	4.2%

(a) Reflects the net impact of the LSAs entered into as of the closing of the divestiture of the AS&O product line.

(b) Second quarter and year-to-date 2019 GAAP sales were negatively impacted by $0.7 million and $1.6 million, respectively,  due to foreign currency exchange rate fluctuations, primarily in our Cardio & Vascular product line.

Table D: Non-GAAP Organic Growth Rate Reconciliation (% Change)

	GAAP Reported Growth(a)	Impact of Non-GAAP Adjustment(b)	Impact of Foreign Currency(c)	Non-GAAP Organic Growth
QTD Change (2Q 2019 vs. 2Q 2018)
EBITDA from continuing operations	(0.3)%	6.0%	2.9%	8.6%
Income from continuing operations	22.4%	(5.5)%	5.5%	22.4%
Diluted EPS from continuing operations	21.4%	(5.4)%	5.8%	21.8%

YTD Change (6M 2019 vs. 6M 2018)
EBITDA from continuing operations	3.0%	9.6%	0.7%	13.3%
Income from continuing operations	37.2%	(4.0)%	1.4%	34.6%
Diluted EPS from continuing operations	35.1%	(3.1)%	0.7%	32.7%

(a) EBITDA from continuing operations is a non-GAAP measure.  See Table B for a reconciliation to the most comparable GAAP measure.

(b) Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and B for further detail on these items.

(c) Represents the impact to our growth rate due to changes in foreign currency exchange rates realized in income and reported in other income, net in the consolidated statements of operations.

Table E: Supplemental Financial Items Affecting Cash Flow
(dollars in millions)

	2019 Outlook	2018 Actual
Capital Expenditures	$50 - $55	$44
Depreciation and Amortization	$75 - $85	$82
Stock-Based Compensation	$10 - $12	$10
Other Operating Expense	$10 - $15	$16
Adjusted Effective Tax Rate	17.5% - 19.5%	$18.5%
Cash Tax Payments	$30 - $35	$23